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                                                                       EXHIBIT 5

                                                 January 31, 2000

Fleet Boston Corporation
One Federal Street
Boston, MA 02110

Re:      FLEET BOSTON CORPORATION

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Boston Corporation (the "Company") with the Securities and Exchange Commission on January 31, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 42,000,000 shares of the Company's Common Stock, $.01 par value, including the associated preferred share purchase rights (the "Common Stock"), reserved for issuance under the BankBoston Corporation 1998 Shared Opportunities Program, the BankBoston Corporation 1996 Shared Opportunities Program, the Fleet Boston Corporation 1996 Long-Term Incentive Plan and the 1998 Stock Option Plan for Employees of FleetBoston Robertson Setphens Inc. (collectively, the "Plans").

         We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

         1. The Restated Articles of Incorporation of the Company, as amended;

         2.       The By-Laws of the Company, as amended;

         3.       The Plans;

         4. All corporate minutes and proceedings of the Company relating to the Plans and the issuance of the Common Stock being registered under the Registration Statement; and

         5.       The specimen certificate of Common Stock.
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Fleet Boston Corporation
January 31, 2000
Page 2


         We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

         We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

         Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plans, will be legally issued, fully paid and non-assessable.

         V. Duncan Johnson, a partner of Edwards & Angell, is a director of Fleet National Bank, a subsidiary of the Company, and beneficially owns 9,856 shares of Common Stock.

         We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                Very truly yours,

                                EDWARDS & ANGELL, LLP

                                By:      /s/ Laura N. Wilkinson
                                    ------------------------------------
                                         Laura N. Wilkinson
                                         Partner